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                                   EXHIBIT 3.1

                          ARTICLES OF INCORPORATION OF

                LUMINEX LIGHTING, INC., A CALIFORNIA CORPORATION

                             DATED JANUARY 21, 1994



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                            ARTICLES OF INCORPORATION
                                       OF
                             LUMINEX LIGHTING, INC.

                                        I

           The name of this corporation is Luminex Lighting, Inc.

                                       II

           The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust Company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

           The name and address in the State of California of this corporation's initial agent for service of process is:

                                 PETER J. WILKE
                       9777 WILSHIRE BOULEVARD, SUITE 600
                             BEVERLY HILLS, CA 90212

                                       IV

           This corporation is authorized to issue only one class of shares of stock, designated "common stock"; and the total number of shares which this corporation is authorized to issue is: 10,000,000.

                                        V

           This corporation is a close corporation. The issued shares of all classes of this corporation shall be held of record by not more than 35 persons.

                                       VI

           The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

           The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limit on such excess indemnification set forth in Section 204 of the California Corporations Code.

Dated: January 21, 1994                      /s/   PETER J. WILKE
                                             -----------------------------------
                                             Peter J. Wilke, Incorporator